Exhibit 99.1

FOR IMMEDIATE RELEASE

Career Education Corporation Announces Retirement of Chairman John Larson

Confers Title of Chairman Emeritus

HOFFMAN ESTATES, IL (December 19, 2006) — Career Education Corporation (NASDAQ: CECO) today announced the retirement of John Larson as chairman of the board and as a director.  Robert E. Dowdell, who currently serves as CEC’s interim chief executive officer, has assumed the role of interim chairman of the board. In recognition of his significant contributions as a founder and a director of the company, the board of directors has named Larson to the honorary position of chairman emeritus.

Larson served as president and CEO and a member of the board of directors since the company’s founding in 1994, and as chairman of the board since January, 2000. Larson’s guidance drove the acquisition of gold standard brands such as Brooks Institute of Photography and Le Cordon Bleu Schools North America and the expansion of on-site and online educational offerings throughout the U.S. and Canada, France, and the United Kingdom.

“I take great pride in what this company and its employees and educators have accomplished since the company’s founding—becoming a $2 billion dollar company that now educates almost 100,000 students a year.  I feel privileged to have been a part of the development of Career Education Corporation,” said Larson.  “Since the search for a new CEO is progressing, I believe now is the right time for me to retire to spend more time with my family and to accommodate new leadership at CEC.  I leave with high regard for our CEC team and what we have accomplished together, particularly for our students and graduates.”

“Jack Larson has dedicated an incredible amount of his talent and his life to this company,” said Dowdell, who has been a director of CEC since its inception.  “Following a year of concrete progress, Jack leaves this company in a strong position with a bright future. He will always be revered and respected and long remembered for his innovation and entrepreneurship.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 100,000 students across the world in a variety of career-oriented disciplines.  The 80-plus campuses that serve these students are located throughout the U. S. and Canada, France, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Many students attend the fully online educational platforms offered by American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally.  Those brands include, among others, Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges.  The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.   The company’s website also has a detailed listing of individual campus locations and web links for its colleges, schools and universities.

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Media:	Pattie Overstreet-Miller
847/851-7351

Lynne Baker
847/851-7006

Investors:	Karen M. King
847/585-3899

www.careered.com